Exhibit 3.4

CERTIFICATE OF AMENDMENT
TO THE
RESTATED
CERTIFICATE OF INCORPORATION
OF
GENSTAR THERAPEUTICS CORPORATION
(Originally incorporated on June 30, 1995)

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

          Robert E. Sobol and Carin D. Sandvik each hereby certifies that:

          (1)          They are the President and Secretary, respectively, of GenStar Therapeutics Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”);

          (2)          The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 30, 1995, under the name “Urogen Corp.”

          (3)          A Restated Certificate of Incorporation was filed on December 21, 1995.  Certificates of Amendment to the Restated Certificate of Incorporation were filed on March 22, 2000 and October 1, 2001.

          (4)          The Restated Certificate of Incorporation is hereby amended by deleting the paragraph within ARTICLE I in its present form and substituting a new paragraph in the following form:

“The name of the corporation (which is hereinafter referred to as the “Corporation”) is ‘Corautus Genetics Inc.’”

          (5)          The Restated Certificate of Incorporation is hereby amended by deleting the first paragraph of ARTICLE IV in its present form and substituting a new paragraph in the following form:

“The total number of shares of stock which the Corporation shall have authority to issue is 105,000,000 shares, consisting of 100,000,000 shares of Common Stock having a par value of $0.001 per share (“Common Stock”) and 5,000,000 shares of Preferred Stock having a par value of $0.001 per share (“Preferred Stock”).”

          (6)          The foregoing amendments to the Restated Certificate of Incorporation have been duly adopted by the Board of Directors of the Corporation in accordance with Section 242 of the General Corporation Law.

          (7)          The foregoing amendments to the Restated Certificate of Incorporation have been duly approved, in accordance with Section 242 of the General Corporation Law, by vote of the holders of a majority of the outstanding stock entitled to vote thereon.

          IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment to the Restated Certificate of Incorporation on this 4th day of February 2003.

/s/ ROBERT E. SOBOL

Robert E. Sobol, M.D.
President and Chief Executive Officer

/s/ CARIN D. SANDVIK

Carin D. Sandvik
Secretary